Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF
CABLE ONE, INC.

Cable One, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That this Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on October 14, 1980, as amended from time to time (the “Certificate of Incorporation”).

SECOND: That paragraph 4 of the Certificate of Incorporation is hereby amended so as to read in its entirety as follows:

“4. The total number of shares of stock which the Corporation shall have authority to issue is eight million (8,000,000) shares of Common Stock; each of such shares shall have a par value of One Cent ($0.01).”

THIRD: That by action without a meeting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation duly adopted this Certificate of Amendment, declared this Certificate of Amendment to be advisable and submitted this Certificate of Amendment to the sole stockholder of the Corporation for consideration thereof.

FOURTH: That, thereafter, the sole stockholder of the Corporation, by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware, approved this Certificate of Amendment.

FIFTH: That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

SIXTH: That all other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Alan H. Silverman, its Senior Vice President and Secretary, on this 5th day of June, 2015.

CABLE ONE, INC.

by
/s/ Alan H. Silverman
Name: Alan H. Silverman
Title: Senior Vice President and Secretary